EXHIBIT 99.1

ACR Group Reports Record Second Quarter Results
Strong Demand and Operating Efficiencies Contribute
To Single-Quarter Records In Revenue, Profitability

Houston, TX, Oct. 4, 2006 - ACR Group, Inc. (AMEX: BRR), a leading national wholesale distributor of heating, ventilation and air conditioning (“HVAC”) equipment and supplies, today announced record results for the second quarter and six-month period ended August 31, 2006 (fiscal 2007), highlighted by significant growth in revenue and net income.

ACR Group reported total revenues of $76.1 million in its second quarter, a 24.5 percent increase from revenues of $61.1 million in the year-ago period. Net income for the quarter grew 81.2 percent to $3.4 million, or $0.29 per diluted share, compared with net income of $1.8 million, or $0.17 per diluted share, in the second quarter of fiscal 2006.

For the six-month period ended August 31, 2006, ACR Group reported total revenues of $138.1 million, a 27.0 percent increase from revenues of $108.7 million in the comparable period last year. Net income for the six-month period grew 150 percent to $5.0 million, or $0.44 per diluted share, compared to net income of $2.0 million, or $0.18 per diluted share, in the year ago period.

The year-over-year increase in revenue and profitability was attributable to strong demand for the full range of products offered by the Company, including 13 SEER HVAC equipment that complies with new federally mandated minimum efficiency standards. Price increases on commodity-based products, continued demand for existing inventory of lower efficiency HVAC equipment and typical summer weather patterns also helped bolster revenues and net income.

“During a period of seasonally strong demand, the pre-season purchase of selected products provided inventory availability that enabled us to serve our customers in an effective manner, contributing to broad-based operational strength in each of our business units”, said Alex Trevino, Jr., President and CEO of ACR Group. “Demand remained strong during our fiscal second quarter in each of our major markets, the bulk of which are situated throughout the Sunbelt region. As we expand our regional footprint into new growth markets such as Arizona, we will continue to target select regional platforms where our quality, competitively priced brands and “one-stop-shop” service model have the potential to capture significant market share.”

Gross margin increased 268 basis points to 26.2 percent in the second quarter, compared to 23.5 percent in the year-ago period. For the six-month period ended August 31, 2006, the Company’s gross margin was 25.5 percent, compared to 23.4 percent for the same period last year. Disciplined point-of-sale pricing for lower-efficiency equipment and commodity products contributed to record gross margins during the second quarter.

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The Company’s operating margin grew 287 basis points to 8.0 percent in the quarter, compared with 5.1 percent in the year-ago period. Operating margin rose to 6.5 percent for the six-month period ended August 31, 2006, compared to 3.4 percent in the year-ago period. Operating income at each of the Company’s five business units increased at least 34 percent in the six-month period when compared to fiscal 2006. Rational cost control at each of Company’s major business units contributed to significant operating leverage in the period.

“Our second quarter results benefited from a combination of favorable demand and pricing trends, coupled with broad-based operational execution at the branch level, resulting in record revenues and net income,” commented Trevino. “Given our breadth of quality products, growing branch presence and seasoned team of HVAC professionals, we are well-positioned to further penetrate the residential and light commercial HVAC distribution markets.”

Fiscal Second Quarter 2007: Key Highlights

▪	Total revenues increased 24.5 percent to $76.1 million in the second quarter of 2007, up from $61.1 million in the year-ago period.

▪	Same-store sales, which exclude four branches opened after the first quarter of fiscal 2006, increased 22 percent in the second quarter of fiscal 2007 from the year-ago period.

▪	Gross margin increased to 26.2 percent from 23.5 percent in the year-ago period.

▪	Operating income increased 94.7 percent to $6.0 million in the second quarter of 2007, up from $3.1 million in the year-ago period.

▪	Net income increased 81.2 percent to $3.4 million in the second quarter of 2007, up from $1.8 million in the year-ago period.

“Equipped with some of the most experienced branch managers and sales personnel in the HVAC distribution industry, ACR Group has benefited from a ‘customer-first’ mentality at the field level,” continued Trevino. “In an industry environment recently characterized by major product and pricing changes, our branch managers’ focus on product availability has allowed us to continually meet customer demand on a real-time basis, a key point of competitive differentiation which has enabled us to capture incremental profitability over time, resulting in the creation of additional value for our shareholders.”

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About ACR Group, Inc.

With more than $200 million in revenue during fiscal 2006, ACR Group, Inc. (AMEX: BRR) is one of the largest independent distributors of heating, ventilation and air conditioning (HVAC) equipment and supplies in North America. The Company is one of the leading distributors of HVAC products to both residential and commercial contractors at 54 branch locations throughout ten states. The Company is committed to building a regional presence throughout the Sunbelt states and in other geographies with the potential for sustained economic growth.

Forward-Looking Statements

Statements in this release that relate to management's expectations or beliefs concerning future plans, expectations, events, and performance are "forward-looking" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results or events could differ materially from those anticipated in the forward-looking statements due to a variety of factors including, without limitation, weather conditions, the effects of competitive pricing, general economic conditions, and availability of capital. For more detailed information on the risks and uncertainties associated with these forward-looking statements and the Company's other activities, see the periodic reports filed by the Company with the Securities and Exchange Commission such as Form 10-K, Form 10-Q and Form 8-K.

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For Immediate Release

Investor Relations Representative	Company Representative
Contact: Mr. Noel Ryan	Contact: Mr. Tony Maresca
Director, Lambert, Edwards & Associates	Chief Financial Officer, ACR Group, Inc.
616-233-0500	713-780-8532

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ACR GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2006	2005	2006	2005

Sales	$76,143	$61,140	$138,067	$108,678
Cost of sales	56,228	46,789	102,897	83,212
Gross profit	19,915	14,351	35,170	25,466
Selling, general and administrative costs	13,83	11,238	26,158	21,741
Operating income	6,062	3,113	9,012	3,725
Interest expense	659	379	1,202	678
Interest derivative loss (gain)	158	(43)	(60)	162
Other non-operating income	(199)	(171)	(313)	(323
Income before income taxes	5,444	2,948	8,183	3,208
Provision for income taxes	2,079	1,092	3,134	1,192
Net income	$3,365	$1,856	$5,049	$2,016
Earnings per share:
Basic	$.30	$.17	$.45	$.18

Diluted	$.29	$.17	$.44	$.18
Weighted average shares outstanding:
Basic	11,225	10,977	11,220	10,958

Diluted	11,563	11,223	11,534	11,269